Capital City Bank Group, Inc.

Reports First Quarter 2015 Results

TALLAHASSEE, Fla. (April 27, 2015) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $1.0 million, or $0.06 per diluted share for the first quarter of 2015, compared to net income of $1.9 million, or $0.11 per diluted share for the fourth quarter of 2014, and net income of $3.8 million, or $0.22 per diluted share, for the first quarter of 2014.

HIGHLIGHTS

•	Loans grew 1.6% sequentially (6.3% annualized) and 4.1% over prior year
•	Strong residential mortgage loan sales, up 6.7% sequentially and 39.7% over prior year
•	3.5% reduction in nonperforming assets and 9.4% decline in total credit costs from linked quarter
•	Seasonal Q1 spike in public funds balances negatively impacted net interest margin by 14 basis points
•	Operating costs well controlled with exception of pension plan expense which represented all of the increase over sequential quarter
•	Common equity tier 1 ratio of 12.56%, ~ two times in excess of regulatory well capitalized threshold

“Reporting growth for the fifth consecutive quarter, loans in the first quarter increased $22.7 million, or 6.3% (annualized), and our nonperforming assets declined to $50.6 million – a 3.5% reduction quarter over quarter” said William G. Smith, Jr., Chairman, President and CEO.  “Activity in our ORE portfolio slowed during the first quarter. However, we believe our retail approach to the disposition of ORE properties continues to produce a better financial outcome for our shareowners, and I remain committed to this strategy.  Credit costs declined during the quarter but were more than offset by higher operating expenses, which were driven primarily by an increase in pension costs.  Our primary areas of focus continue to be growing loans, lowering our nonperforming assets and right-sizing our expense base.  I remain encouraged by continued improvement in the Florida and Georgia economies and Capital City’s year-over-year progress.”

Compared to the fourth quarter of 2014, performance reflects lower net interest income of $0.5 million, noninterest income of $0.2 million, and higher noninterest expense of $1.1 million, partially offset by a lower loan loss provision of $0.3 million and income taxes of $0.5 million.

Compared to the first quarter of 2014, the decrease in earnings was due to higher noninterest expense of $1.0 million and higher income taxes of $2.1 million, partially offset by higher net interest income of $0.2 million, noninterest income of $0.1 million, and a $0.1 million decrease in the loan loss provision.

The Return on Average Assets was 0.15% and the Return on Average Equity was 1.45% for the first quarter of 2015, compared to 0.30% and 2.66%, respectively, for the fourth quarter of 2014, and 0.59% and 5.44%, respectively, for the first quarter in 2014.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2015 was $18.6 million compared to $19.1 million for the fourth quarter of 2014 and $18.4 million for the first quarter of 2014.  The decrease in tax equivalent net interest income compared to the fourth quarter of 2014 was primarily attributable to two less calendar days and interest recoveries realized during the fourth quarter, partially offset by a favorable shift in our earning asset mix due to growth in the loan and investment portfolios. The increase in tax equivalent net interest income compared to the first quarter of 2014 also reflects a favorable shift in earning asset mix due to growth in the loan and investment portfolios as well as a slight reduction in interest expense. The lower interest expense is attributable to maturing FHLB advances and favorable repricing on most deposit products.

Pressure on net interest income continues primarily as a result of the low rate environment.  Despite favorable volume variances in both the loan and investment portfolios, the low rate environment continues to negatively impact the loan yields and, going forward, will have minimal to no impact on our cost of funds. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

The net interest margin for the first quarter of 2015 was 3.27%, a decrease of 16 basis points over the fourth quarter of 2014 and a decline of two basis points from the first quarter of 2014.  Compared to the fourth quarter of 2014, the decrease in the margin was primarily attributable to a higher level of earning assets reflective of the expected seasonal increase in public funds balances, which accounted for 14 of the 16 basis point reduction in the margin. The lower margin compared to the first quarter of 2014 was also due to a higher level of earning assets.

The provision for loan losses for the first quarter of 2015 was $0.3 million compared to $0.6 million for the fourth quarter of 2014 and $0.4 million for the first quarter of 2014. The reduction in the provision from both prior periods reflects favorable problem loan migration, lower loss content, and continued improvement in key credit metrics. Net charge-offs for the first quarter of 2015 totaled $1.7 million, or 0.49% (annualized) of average loans, compared to $2.2 million, or 0.61% (annualized), for the fourth quarter of 2014 and $1.3 million, or 0.39% (annualized), for the first quarter of 2014. At March 31, 2015, the allowance for loan losses was $16.1 million, or 1.10% of outstanding loans (net of overdrafts) and provided coverage of 96% of nonperforming loans compared to 1.22% and 105%, respectively, at December 31, 2014, and 1.57% and 64%, respectively, at March 31, 2014.

Noninterest income for the first quarter of 2015 totaled $12.8 million, a decrease of $0.2 million, or 1.6%, from the fourth quarter of 2014 attributable to lower deposit fees of $0.5 million that was partially offset by higher mortgage banking fees of $0.2 million and bank card fees of $0.1 million. The decrease in deposit fees was due to an expected lower utilization of our overdraft protection service during the first quarter as clients receive tax refunds and to a lesser extent two less processing days in the current quarter. The increase in mortgage banking fees reflects a pick-up in both new home purchase origination and refinancing as well as a higher margin realized on sold loans. The increase in bank card fees reflects higher card activity and spend volume by our clients. Compared to the first quarter of 2014, noninterest income increased $0.1 million, or 0.5%, reflective of a $0.4 million increase in mortgage banking fees and a $0.1 million increase in wealth management fees, partially offset by lower deposit fees of $0.3 million and data processing fees of $0.1 million. The increase in mortgage banking fees was driven by the same aforementioned factors affecting the variance from the sequential quarter. Wealth management fees increased due to higher trust fees for estate management and discretionary asset management. The decrease in deposit fees was due to lower overdraft fees reflective of lower utilization of our overdraft protection product generally due to improved financial management by our clients. The reduction in data processing fees is related to the loss of a government processing contract in 2014.

Noninterest expense for the first quarter of 2015 totaled $29.4 million, an increase of $1.1 million, or 3.8%, from the fourth quarter of 2014. The increase reflects higher compensation expense of $0.7 million, other real estate expense of $0.1 million, and other expense of $0.3 million. The increase in compensation expense reflects higher pension plan expense of $1.0 million and payroll taxes of $0.2 million, partially offset by lower stock compensation expense of $0.5 million. The increase in our pension plan expense is primarily attributable to the utilization of a lower discount rate in 2015 for determining plan liabilities reflective of a decrease in long-term bond interest rates. Revision to the mortality tables used to calculate pension liabilities also contributed to the increase, but to a lesser extent. The increase in payroll taxes reflects the reset of social security taxes. The decrease in stock compensation expense was due to the scaled up earnout achieved in the prior quarter related to 2014 performance that exceeded stock compensation plan goals. The expense for the first quarter of 2015 reflects the reset of our stock performance plans for the new year. Other real estate expense increased primarily due to a higher level of property carrying costs. Higher processing fees and professional fees drove the increase in other expense. Compared to the first quarter of 2014, noninterest expense increased $1.0 million, or 3.6%, attributable to higher compensation expense of $0.7 million, occupancy expense of $0.1 million, other real estate expense of $0.1 million, and other expense of $0.1 million. Higher pension plan expense of $0.7 million drove the increase in compensation expense reflective of the same unfavorable factors previously noted. The slight increase in occupancy expense was primarily due to higher building repairs and maintenance. Other real estate expense increased due to a slightly higher level of property valuation adjustments. Higher processing fees drove the increase in other expense.

We realized income tax expense of $0.7 million for the first quarter of 2015 compared to $1.2 million for the fourth quarter of 2014 and an income tax benefit of $1.4 million for the first quarter of 2014. Income taxes for the first quarter of 2014 were favorably impacted by a $2.2 million state tax benefit attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters.

Discussion of Financial Condition

Average earning assets were $2.306 billion for the first quarter of 2015, an increase of $93.7 million, or 4.2%, over the fourth quarter of 2014 and $38.2 million, or 1.7%, over the first quarter of 2014.  The increase in earning assets over the fourth quarter of 2014 reflects a higher level of public funds. The increase in earning assets over the first quarter 2014 primarily reflects a higher level of noninterest bearing deposits. Additionally, growth in both the loan and investment portfolios led to a more favorable earning asset mix compared to both prior periods.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $302.4 million for the first quarter of 2015 compared to an average net overnight funds sold position of $288.6 million for the fourth quarter of 2014 and an average overnight funds sold position of $467.3 million for the first quarter of 2014.  The increase in overnight funds compared to the fourth quarter of 2014 reflects higher public funds balances. The decrease relative to the first quarter of 2014 is primarily attributable to growth in both the loan and investment portfolios.

Although we have experienced loan growth in 2014 and into the first quarter of 2015, we continue to work on lowering the level of overnight funds by adding to our investment portfolio with short-duration, high quality securities and reducing the level of excess liquidity maintained by some of our higher balance deposit clients. We offer to our clients a fully-insured money market account which is provided by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to better deploy our overnight fund balances.

Average loans increased $21.9 million, or 1.5%, over the fourth quarter of 2014 and $53.1 million, or 3.8%, over the first quarter of 2014. The improvement over both prior periods was primarily driven by growth in the consumer (indirect auto) loan portfolio, and to a lesser extent, the commercial and industrial loan portfolio.

Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business (commercial real estate and consumer portfolios) to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $50.6 million at the end of the first quarter of 2015, a decrease of $1.8 million from the fourth quarter of 2014 and $28.0 million from the first quarter of 2014. Nonaccrual loans totaled $16.8 million at the end of the first quarter of 2015, comparable to the fourth quarter of 2014 and a decrease of $17.8 million from the first quarter of 2014. Nonaccrual loan additions in the first quarter of 2015 totaled $5.8 million compared to $5.8 million and $7.5 million for the fourth and first quarters of 2014, respectively. The balance of OREO totaled $33.8 million at the end of the first quarter of 2015, a decrease of $1.8 million and $10.2 million, respectively, from the fourth and first quarters of 2014. For the first quarter of 2015, we added properties totaling $1.7 million, sold properties totaling $2.8 million, and recorded valuation adjustments totaling $0.7 million. Nonperforming assets represented 1.88% of total assets at March 31, 2015 compared to 2.00% at December 31, 2014 and 2.98% at March 31, 2014.

Average total deposits were $2.163 billion for the first quarter of 2015, an increase of $86.0 million, or 4.1%, over the fourth quarter of 2014 and $38.4 million, or 1.8%, over the first quarter of 2014.  The increase in deposits when compared to the fourth quarter of 2014 reflects higher public funds deposits and savings accounts, partially offset by declines in money markets and noninterest bearing deposits. The higher level of deposits when compared to the first quarter of 2014 is primarily attributable to increased balances of noninterest bearing, public NOW and savings accounts, partially offset by a decline in money market accounts and certificates of deposit. The seasonal inflows of public funds started in the fourth quarter of 2014 and are expected to be at or near their peak for this cycle, with balances declining into the fourth quarter of 2015.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

When compared to the fourth quarter of 2014, average borrowings increased by $3.0 million attributable to higher repurchase agreement balances. When compared to the first quarter of 2014, average borrowings declined by $2.8 million, primarily due to FHLB advance payoffs/amortization, partially offset by higher levels of repurchase agreements.

Equity capital was $274.1 million as of March 31, 2015, compared to $272.5 million as of December 31, 2014 and $279.9 million as of March 31, 2014. Our leverage ratio was 10.73%, 10.99%, and 10.47%, respectively, for these periods. Further, our risk-adjusted capital ratio of 17.11% at March 31, 2015 compares to 17.76% at December 31, 2014, and 18.10% at March 31, 2014, and significantly exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines. At March 31, 2015, our tangible common equity ratio was 7.26%, compared to 7.38% at December 31, 2014 and 7.66% at March 31, 2014. The seasonal inflow of public funds deposits drove assets higher for the first quarter and had an unfavorable impact on our leverage and tangible common equity ratios. Basel III capital standards became effective for the first quarter of 2015 reporting period and as such the risk weighting of assets and the treatment of certain capital elements have been revised in our capital ratios. Under these new requirements, we will begin publishing a new regulatory capital ratio, common equity tier 1, which was 12.56% at March 31, 2015, significantly exceeding the current regulatory “well capitalized” threshold of 6.50%.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.7 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014

EARNINGS
Net Income	$986	$1,921	$3,751
Net Income Per Common Share	$0.06	$0.11	$0.22
PERFORMANCE
Return on Average Assets	0.15%	0.30%	0.59%
Return on Average Equity	1.45%	2.66%	5.44%
Net Interest Margin	3.27%	3.43%	3.29%
Noninterest Income as % of Operating Revenue	40.98%	40.70%	41.15%
Efficiency Ratio	93.49%	88.16%	91.02%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.16%	16.67%	16.85%
Total Capital Ratio	17.11%	17.76%	18.10%
Tangible Common Equity Ratio	7.26%	7.38%	7.66%
Leverage Ratio	10.73%	10.99%	10.47%
Common Equity Tier 1 Ratio	12.56%	—	—
Equity to Assets	10.18%	10.37%	10.63%
ASSET QUALITY
Allowance as % of Non-Performing Loans	95.83%	104.60%	63.98%
Allowance as a % of Loans	1.10%	1.22%	1.57%
Net Charge-Offs as % of Average Loans	0.49%	0.61%	0.39%
Nonperforming Assets as % of Loans and ORE	3.38%	3.55%	5.42%
Nonperforming Assets as % of Total Assets	1.88%	2.00%	2.98%
STOCK PERFORMANCE
High	$16.33	$16.00	$14.59
Low	13.16	13.00	11.56
Close	16.25	15.54	13.28
Average Daily Trading Volume	$15,058	$24,128	$35,921

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2015	2014
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$51,948	$55,467	$50,049	$63,956	$59,288
Funds Sold and Interest Bearing Deposits	296,888	329,589	253,974	354,233	468,805
Total Cash and Cash Equivalents	348,836	385,056	304,023	418,189	528,093

Investment Securities Available for Sale	404,887	341,548	322,297	275,082	229,615
Investment Securities Held to Maturity	183,489	163,581	173,188	180,393	191,645
Total Investment Securities	588,376	505,129	495,485	455,475	421,260

Loans Held for Sale	13,334	10,688	8,700	13,040	12,313

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	143,951	136,925	133,756	134,833	138,664
Real Estate - Construction	41,595	41,596	38,121	34,244	36,454
Real Estate - Commercial	507,681	510,120	501,863	518,580	522,019
Real Estate - Residential	287,481	289,952	302,791	298,647	297,842
Real Estate - Home Equity	228,171	229,572	228,968	228,232	226,411
Consumer	230,984	214,758	200,363	181,209	163,768
Other Loans	9,243	6,017	5,504	7,182	7,270
Overdrafts	2,348	2,434	3,009	2,664	2,349
Total Loans, Net of Unearned Interest	1,451,454	1,431,374	1,414,375	1,405,591	1,394,777
Allowance for Loan Losses	(16,090)	(17,539)	(19,093)	(20,543)	(22,110)
Loans, Net	1,435,364	1,413,835	1,395,282	1,385,048	1,372,667

Premises and Equipment, Net	100,038	101,899	102,546	102,141	102,655
Intangible Assets	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	33,835	35,680	41,726	42,579	44,036
Other Assets	89,121	90,071	67,044	66,209	67,205
Total Other Assets	307,805	312,461	296,127	295,740	298,707

Total Assets	$2,693,715	$2,627,169	$2,499,617	$2,567,492	$2,633,040

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$707,470	$659,115	$667,616	$689,844	$657,548
NOW Accounts	801,037	804,337	665,493	712,385	775,439
Money Market Accounts	257,684	254,149	270,131	272,255	292,923
Regular Savings Accounts	250,862	233,612	231,301	227,470	225,481
Certificates of Deposit	192,961	195,581	199,037	206,496	212,322
Total Deposits	2,210,014	2,146,794	2,033,578	2,108,450	2,163,713

Short-Term Borrowings	49,488	49,425	42,586	36,732	48,733
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	30,418	31,097	32,305	33,282	33,971
Other Liabilities	66,821	64,426	45,008	44,561	43,856

Total Liabilities	2,419,628	2,354,629	2,216,364	2,285,912	2,353,160

SHAREOWNERS’ EQUITY
Common Stock	175	174	174	174	174
Additional Paid-In Capital	42,941	42,569	41,637	41,628	41,220
Retained Earnings	251,765	251,306	249,907	248,142	247,017
Accumulated Other Comprehensive Loss, Net of Tax	(20,794)	(21,509)	(8,465)	(8,364)	(8,531)

Total Shareowners’ Equity	274,087	272,540	283,253	281,580	279,880

Total Liabilities and Shareowners’ Equity	$2,693,715	$2,627,169	$2,499,617	$2,567,492	$2,633,040

OTHER BALANCE SHEET DATA
Earning Assets	$2,350,052	$2,276,781	$2,172,535	$2,228,339	$2,297,154
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Interest Bearing Liabilities	1,645,337	1,631,088	1,503,740	1,551,507	1,651,756

Book Value Per Diluted Share	$15.59	$15.53	$16.18	$16.08	$16.02
Tangible Book Value Per Diluted Share	10.77	10.70	11.33	11.24	11.17

Actual Basic Shares Outstanding	17,533	17,447	17,433	17,449	17,427
Actual Diluted Shares Outstanding	17,579	17,544	17,512	17,510	17,466

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

	2015	2014
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$17,863	$18,624	$18,528	$18,152	$18,098
Investment Securities	1,294	1,066	1,034	939	847
Funds Sold	189	181	204	257	291
Total Interest Income	19,346	19,871	19,766	19,348	19,236

INTEREST EXPENSE
Deposits	246	243	255	293	308
Short-Term Borrowings	21	24	17	17	20
Subordinated Notes Payable	332	333	333	331	331
Other Long-Term Borrowings	240	252	263	269	291
Total Interest Expense	839	852	868	910	950
Net Interest Income	18,507	19,019	18,898	18,438	18,286
Provision for Loan Losses	293	623	424	499	359
Net Interest Income after Provision for Loan Losses	18,214	18,396	18,474	17,939	17,927

NONINTEREST INCOME
Deposit Fees	5,541	6,027	6,211	6,213	5,869
Bank Card Fees	2,742	2,658	2,707	2,820	2,707
Wealth Management Fees	2,046	1,988	2,050	1,852	1,918
Mortgage Banking Fees	987	808	911	738	625
Data Processing Fees	373	278	336	388	541
Securities Transactions	2	1	—	—	—
Other	1,157	1,293	1,136	1,336	1,125
Total Noninterest Income	12,848	13,053	13,351	13,347	12,785

NONINTEREST EXPENSE
Compensation	16,524	15,850	15,378	15,206	15,781
Occupancy, Net	4,396	4,440	4,575	4,505	4,298
Intangible Amortization	—	—	—	—	32
Other Real Estate	1,497	1,353	1,783	2,276	1,399
Other	6,973	6,666	6,871	7,089	6,856
Total Noninterest Expense	29,390	28,309	28,607	29,076	28,366

OPERATING PROFIT (LOSS)	1,672	3,140	3,218	2,210	2,346
Income Tax (Benefit) Expense	686	1,219	1,103	737	(1,405)
NET INCOME	$986	$1,921	$2,115	$1,473	$3,751

PER SHARE DATA
Basic Income	$0.06	$0.11	$0.12	$0.08	$0.22
Diluted Income	$0.06	$0.11	$0.12	$0.08	$0.22
Cash Dividend	0.03	0.03	0.02	0.02	0.02
AVERAGE SHARES
Basic	17,508	17,433	17,440	17,427	17,399
Diluted	17,555	17,530	17,519	17,488	17,439

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENT ASSETS

Unaudited

	2015	2014	2014	2014	2014
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$17,539	$19,093	$20,543	$22,110	$23,095
Provision for Loan Losses	293	623	424	499	359
Net Charge-Offs	1,742	2,177	1,874	2,066	1,344
Balance at End of Period	$16,090	$17,539	$19,093	$20,543	$22,110
As a % of Loans	1.10%	1.22%	1.34%	1.45%	1.57%
As a % of Nonperforming Loans	95.83%	104.60%	81.31%	80.03%	63.98%

CHARGE-OFFS
Commercial, Financial and Agricultural	$290	$688	$86	$86	$11
Real Estate - Construction	—	28	—	—	—
Real Estate - Commercial	904	957	1,208	1,029	594
Real Estate - Residential	305	522	212	695	731
Real Estate - Home Equity	182	(20)	621	375	403
Consumer	576	608	386	421	405
Total Charge-Offs	$2,257	$2,783	$2,513	$2,606	$2,144

RECOVERIES
Commercial, Financial and Agricultural	$55	$66	$28	$45	$75
Real Estate - Construction	—	2	2	1	4
Real Estate - Commercial	30	76	213	152	27
Real Estate - Residential	48	212	93	52	395
Real Estate - Home Equity	24	28	37	65	11
Consumer	358	222	266	225	288
Total Recoveries	$515	$606	$639	$540	$800

NET CHARGE-OFFS	$1,742	$2,177	$1,874	$2,066	$1,344

Net Charge-Offs as a % of Average Loans(1)	0.49%	0.61%	0.52%	0.59%	0.39%

RISK ELEMENT ASSETS
Nonaccruing Loans	$16,790	$16,769	$23,482	$25,670	$34,558
Other Real Estate Owned	33,835	35,680	41,726	42,579	44,036
Total Nonperforming Assets	$50,625	$52,449	$65,208	$68,249	$78,594

Past Due Loans 30-89 Days	$3,689	$6,792	$4,726	$5,092	$4,902
Past Due Loans 90 Days or More	—	—	62	—	—
Classified Loans	74,247	83,137	89,850	95,037	107,420
Performing Troubled Debt Restructuring’s	$42,590	$44,409	$43,578	$45,440	$46,249

Nonperforming Loans as a % of Loans	1.15%	1.16%	1.65%	1.81%	2.46%
Nonperforming Assets as a % of
Loans and Other Real Estate	3.38%	3.55%	4.45%	4.67%	5.42%
Nonperforming Assets as a % of Total Assets	1.88%	2.00%	2.61%	2.66%	2.98%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	First Quarter 2015			Fourth Quarter 2014			Third Quarter 2014			Second Quarter 2014			First Quarter 2014
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,448,617	17,909	5.01%	$1,426,756	18,670	5.19%	$1,421,327	18,590	5.19%	$1,411,988	18,216	5.17%	$1,395,506	18,161	5.28%

Investment Securities
Taxable Investment Securities	491,637	1,198	0.98	423,136	964	0.90	387,966	929	0.95	345,798	822	0.95	290,942	709	0.88
Tax-Exempt Investment Securities	63,826	154	0.96	74,276	161	0.87	82,583	165	0.80	94,431	182	0.77	114,542	213	0.74

Total Investment Securities	555,463	1,352	0.98	497,412	1,125	0.90	470,549	1,094	0.92	440,229	1,004	0.91	405,484	922	0.91

Funds Sold	302,405	189	0.25	288,613	181	0.25	317,553	204	0.25	408,668	257	0.25	467,330	291	0.25

Total Earning Assets	2,306,485	$19,450	3.42%	2,212,781	$19,976	3.58%	2,209,429	$19,888	3.57%	2,260,885	$19,477	3.46%	2,268,320	$19,374	3.46%

Cash and Due From Banks	48,615			45,173			44,139			44,115			48,084
Allowance for Loan Losses	(17,340)			(19,031)			(20,493)			(22,255)			(23,210)
Other Assets	310,791			310,813			297,496			296,248			305,113

Total Assets	$2,648,551			$2,549,736			$2,530,571			$2,578,993			$2,598,307

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$794,308	$68	0.03%	$689,572	$57	0.03%	$680,154	$66	0.04%	$724,635	$91	0.05%	$770,302	$104	0.05%
Money Market Accounts	254,483	41	0.07	267,703	46	0.07	270,133	46	0.07	280,619	50	0.07	274,015	48	0.07
Savings Accounts	242,256	30	0.05	233,161	29	0.05	228,741	29	0.05	227,960	28	0.05	218,825	26	0.05
Time Deposits	194,655	107	0.22	197,129	111	0.22	202,802	114	0.22	209,558	124	0.24	215,291	130	0.24
Total Interest Bearing Deposits	1,485,702	246	0.07%	1,387,565	243	0.07%	1,381,830	255	0.07%	1,442,772	293	0.08%	1,478,433	308	0.08%

Short-Term Borrowings	49,809	21	0.17%	46,055	24	0.21%	40,782	17	0.17%	44,473	17	0.15%	46,343	20	0.18%
Subordinated Notes Payable	62,887	332	2.11	62,887	333	2.07	62,887	333	2.07	62,887	331	2.08	62,887	331	2.10
Other Long-Term Borrowings	30,751	240	3.16	31,513	252	3.17	32,792	263	3.20	33,619	269	3.21	37,055	291	3.18

Total Interest Bearing Liabilities	1,629,149	$839	0.21%	1,528,020	$852	0.22%	1,518,291	$868	0.23%	1,583,751	$910	0.23%	1,624,718	$950	0.24%

Noninterest Bearing Deposits	677,674			689,800			681,051			666,791			646,527
Other Liabilities	66,424			45,887			47,099			46,105			47,333

Total Liabilities	2,373,247			2,263,707			2,246,441			2,296,647			2,318,578

SHAREOWNERS’ EQUITY:	275,304			286,029			284,130			282,346			279,729

Total Liabilities and Shareowners’ Equity	$2,648,551			$2,549,736			$2,530,571			$2,578,993			$2,598,307

Interest Rate Spread		$18,611	3.21%		$19,124	3.36%		$19,020	3.34%		$18,567	3.22%		$18,424	3.23%

Interest Income and Rate Earned(1)		19,450	3.42		19,976	3.58		19,888	3.57		19,477	3.46		19,374	3.46
Interest Expense and Rate Paid(2)		839	0.15		852	0.15		868	0.16		910	0.16		950	0.18

Net Interest Margin		$18,611	3.27%		$19,124	3.43%		$19,020	3.42%		$18,567	3.29%		$18,424	3.29%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.